Pricing  Supplement  No.  6                    Filing  under  Rule  424(b)(3)
Dated  September  13,  2002                    Registration  File  No. 333-57508
Cusip  #  948  74R  BX3


                           WEINGARTEN REALTY INVESTORS
                           MEDIUM-TERM NOTES, SERIES A


Principal  amount:  $5,000,000                 Floating  Rate  Notes:  N/A
Interest  Rate  (if fixed rate): 5.5%          Interest rate basis:  N/A
Stated  Maturity:   09/15/12                           Paper  Rate
Specified  Currency:  U.S.  $                          Prime  Rate
Applicable  Exchange  Rate  (if  any):                 LIBOR
      U.S.  $1.00  =  N/A                              Treasury  Rate
Issue  price  (as  a  percentage  of                   CD  Rate
      principal  amount):   100%                       Federal  Funds  Rate
Selling Agent's commission (%): .625  %                Other
Purchasing  Agent's  discount                  Index  Maturity:  N/A
      or  commission  (%):  N/A                Spread:  N/A
Net proceeds to the Company (%): 99.375%       Spread  Multiplier:  N/A
Settlement  date  (original                    Maximum  Rate:  N/A
      issue  date):  09/18/02                  Minimum  Rate:  N/A
Redemption  Commencement                       Initial  Interest  Rate:  N/A
      Date  (if  any):  N/A                    Interest  Reset  Date(s):  N/A
Interest  Determination Date(s):  N/A          Optional Repayment Date: N/A
Calculation  Date(s):  N/A                     Cusip  #  948  74R  BX3
Interest Payment Date (s): 3/15, 9/15
Regular Record Date(s): 3/1, 9/1

     Redemption prices (if any): The Redemption Price shall initially be N/A % of the principal amount of such Notes to be redeemed.

     If such Notes are denominated in other than U.S. dollars, the applicable Foreign Currency Supplement is attached hereto.

     Additional  terms:  N/A

     As of the date of this Pricing Supplement, the aggregate initial public offering price (or its equivalent in other currencies) of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $77,000,000.

     "N/A"  as  used  herein  means  "Not  Applicable."

                         BANK OF AMERICA SECURITIES LLC